UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2021

ENVIROTECH VEHICLES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38078	46-0774222
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1215 Graphite Drive

Corona, California 92881

(Address of principal executive offices) (Zip Code)

(951) 407-9860

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.00001 par value	EVTV	OTC Markets Group Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On December 31, 2021, Envirotech Vehicles, Inc. (the “Company”) entered into employment agreements with Phillip W. Oldridge (the “Oldridge Agreement”), its Chief Executive Officer, and Susan M. Emry (the “Emry Agreement”), its Executive Vice President. The principal terms of such employment agreements are described in Item 5.02 below, which description is incorporated by reference into this Item 1.01.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreements with Phillip W. Oldridge and Susan M. Emry

According to the Oldridge Agreement, Mr. Oldridge will receive an annual base salary of $300,000, payable in semi-monthly installments consistent with the Company’s payroll practices. Mr. Oldridge will also receive participation in medical insurance, dental insurance, and the Company’s other benefit plans. Under the Oldridge Agreement, Mr. Oldridge will also receive an amount equal to five percent of the net income of the Company on an annual basis and will be eligible for a bonus at the sole discretion of the Company’s Board of Directors (the “Board”). The Oldridge Agreement also provides for an automobile monthly allowance of $1,500.

Mr. Oldridge’s employment shall continue until terminated in accordance with the Oldridge Agreement. If Mr. Oldridge is terminated without cause or if he terminates his employment for good reason, Mr. Oldridge will be entitled to receive (i) one-year of base salary, (ii) reimbursement of reimbursable expenses in accordance with the Oldridge Agreement, (iii) any bonus that would have been payable within the twelve months following the date of termination, and (iv) the value of any accrued and unused paid time off as of the date of termination.

According to the Emry Agreement, Ms. Emry will receive an annual base salary of $200,000 and will be eligible for a bonus at the sole discretion of the Board. Ms. Emry will also receive participation in medical insurance, dental insurance, and the Company’s other benefit plans.

Ms. Emry’s employment shall continue until terminated in accordance with the Emry Agreement. If Ms. Emry is terminated without cause or if she terminates her employment for good reason, Ms. Emry will be entitled to receive (i) one-year of base salary, (ii) reimbursement of reimbursable expenses in accordance with the Emry Agreement, and (iii) the value of any accrued and unused paid time off as of the date of termination.

The foregoing description of the employment agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such agreements, which are included as Exhibits 10.1 and 10.2 to this report and is incorporated herein by reference.

Appointment of Director

The Board has appointed Susan M. Emry, to serve as a member of the Board, effective January 7, 2022. Ms. Emry has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, has no arrangement or understanding with any other person required to be disclosed pursuant to Item 401(a) of Regulation S-K and has no family relationships required to be disclosed pursuant to Item 401(d) of Regulation S-K.

Ms. Emry has over 30 years of experience in the transportation, vehicle manufacturing and financial industries. Since December 1, 2021, Ms. Emry has served as the Company’s Executive Vice President. Prior to her most recent role, she served as the Company’s Controller. She has played an integral role in the Company’s operations, including its efforts to establish a manufacturing facility in the United States, as well as managing the receipt of new vehicles from overseas manufacturers. Previously, Ms. Emry served as the Director, President, Chief Financial Officer and Secretary of Envirotech Drive Systems, Inc. from 2017 until March 2021, when that company merged with ADOMANI, and continues in these roles with Envirotech Drive Systems, Inc., which is now a subsidiary of Envirotech Vehicles, Inc. From 1992 to 2020, Ms. Emry held various roles of increasing responsibility with Michael Di Pietro, CPA, where she provided management advisory and tax preparation services primarily in the high-net-worth client division. Additionally, from 2006 to 2020, Ms. Emry served as Chief Financial Officer of Sardo Bus and Coach Upholstery, a company with more than 100 employees, which specialized in transit vehicle refurbishment.

Resignation of Director and Chief Financial Officer

On January 2, 2022, Michael K. Menerey retired and resigned from his position as Chief Financial Officer of the Company and also as a member of the Board. Until such time as his successor is appointed, Mr. Menerey will consult as needed to assist Ms. Emry, who will assume the role of interim Chief Financial Officer. Mr. Menerey’s decision to resign was not the result of any disagreement with the Company, the Board, management, or any matter relating to the Company’s operations, policies or practices.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement with Phillip W. Oldridge dated December 31, 2021.

10.2	Employment Agreement with Susan M. Emry dated December 31, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVIROTECH VEHICLES, INC.

Dated: January 7, 2022	By:	/s/ Susan M. Emry
Susan M. Emry
Executive Vice President